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                                                                    EXHIBIT 99.1

                                [GYMBOREE LOGO]



                                                 Investor Relations contact:
                                                 Myles McCormick
                                                 Tel: 650/696-2933
                                                 investor_relations@gymboree.com

                                                 Media Relations contact:
                                                 Jennifer Bonzagni Marshall
                                                 Tel: 650/373-7637
                                                 media_relations@gymboree.com


                  The Gymboree Corporation Reports April Sales

BURLINGAME, Calif., May 8, 2003 - The Gymboree Corporation (NASDAQ: GYMB) reported net sales from retail operations for the four-week period ended May 3, 2002, of $40.9 million, an increase of 14%, compared to net sales of $35.8 million for the same four-week period last year. Comparable store sales for the four-week period increased 11%, over sales reported for the same period last year.

Net sales from retail operations for the first fiscal quarter of 2003 were $135.2 million, an increase of 5% compared to net sales of $129.3 million in the first quarter last year. Comparable store sales for the 13-week period were 2%, compared to the same period last year.

"Our product design and merchandise mix continue to be strong - our customers loved the two summer collections we delivered this month," said Lisa Harper, The Gymboree Corporation's chairman and chief executive officer. "In addition, our persistent focus on providing great customer service is resulting in higher conversion rates."

The Company reaffirmed its earnings guidance for the first quarter and for the balance of the year: the Company expects earnings per share to be in the range of $0.22 to $0.24, ($0.04) to ($0.02), $0.33 to $0.35, and $0.41 to $0.43,
respectively, for the first, second, third, and fourth quarters.

The Company also projects that comparable store sales in May will be in the positive mid single digits compared to the same period last year.

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Management Presentations

For more information on April sales, please listen to The Gymboree Corporation's monthly sales recording by calling its Investor Relations Hotline at 650-696-2933. The recording will be available Thursday, May 8 at 7:55 a.m. Eastern through Thursday, May 15 at 11:59 p.m. Pacific.

A discussion of first quarter 2003 results will be available to interested parties at 1:15 p.m. Pacific (4:15 p.m. Eastern) on Tuesday, May 20. To listen to the live broadcast over the Internet, please log on to www.gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls & Web casts". A replay of the call will be available through midnight Eastern on May 27, 2003, at 703- 925-2533, pass code 6414309, as well as on our Web site at the same location as the Web cast.

About The Gymboree Corporation

The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of May 3, 2003, the Company operated a total of 589 stores: 576 Gymboree(r) retail stores (528 in the United States, 24 in Canada, and 24 in Europe) and 13 Janie and JackTM retail shops in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at more than 536 franchised and company-operated centers in the United States and 24 other countries.

Forward-Looking Statements

The foregoing sales figures for April and the first fiscal quarter of 2003 are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated sales growth and future financial performance. These are forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise and service levels, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission.

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